Exhibit 16.2

JAY J. SHAPIRO, CPA
A Professional Corporation
2934½ Beverly Glen Circle, Suite 268
Los Angeles, California 90077
Phone (310) 444-2029/Fax (310) 444-2037

December 1, 2004

Mr. Dov Amir
Chief Executive Officer
Daleco Resources Corporation
10350 Santa Monica Blvd.
Suite #290
Los Angeles, CA 90025

Dear Dov:

     This letter shall supplement my letter to you of September 9, 2004, a copy of which was attached to Daleco Resources Corporation’s (“Company”) report on Form 8-K dated September 14, 2004, and which is incorporated herein in its entirety.

     I have reviewed both the Company’s report on Form 8-K dated September 14, 2004 as well as its First Amendment on Form 8-K dated December 1, 2004. I agree with the statements contained in the Company's Form 8-K and its First Amended Form 8-K.

     I hereby consent to this letter being attached to the Company’s First Amended 8-K as Exhibit 16.2.

Best Regards,

/s/ Jay J. Shapiro
Jay J. Shapiro